EXHIBIT 10.26

FIRST AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT

This FIRST AMENDMENT TO DEPOSIT PROCESSING SERVICES AGREEMENT (this "Amendment") is entered into as of May 3, 2012 by and between Higher One, Inc. ("Higher One") and Cole Taylor Bank ("Bank").

WHEREAS, Higher One and Bank are parties to that certain Deposit Processing Services Agreement dated as of March 29, 2012 (the "Deposit Processing Services Agreement"); and

WHEREAS, the parties hereto desire to amend the terms of the Deposit Processing Services Agreement in accordance with the terms of this Amendment; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.  Unless otherwise defined in this Amendment, all capitalized terms used herein shall have the definitions indicated in the Deposit Processing Services Agreement.

2.  Section 2.1(l) of the Deposit Processing Services Agreement is hereby amended and restated in its entirety as follows:

(l)	Sponsorship of ATMS and Related Services. Higher One shall be responsible for sponsoring or identifying a sponsor of Higher One-branded ATMs at various sites on or near the premises of educational institutions associated with the Depositor Program ("ATM Sites"). Higher One shall enter into agreements with the applicable third parties that own or operate the ATM Sites, which agreements shall provide that the applicable third party acknowledges that such third party has no ownership interest in the cash located at each ATM Site ("ATM Cash"). Higher One hereby (i) acknowledges that Bank is the sole owner of all ATM Cash prior to its withdrawal by a user of such ATM and (ii) disclaims, under any circumstances, any claim, set off or lien related to the ATM Cash by Higher One against Bank. Higher One shall arrange for the transport and placement of ATM Cash from a banking institution reasonably satisfactory to Bank (the "Vault Bank") by a third party, armored cash delivery service (the "Cash Delivery Service"). Higher One shall be responsible for the timely payment and satisfaction of all costs and expenses incurred by Bank to the Vault Bank or any Cash Delivery Service. For purposes of this Agreement, the Vault Bank and any Cash Delivery Service shall each constitute a Third Party Service Provider. Higher One shall be responsible for ensuring that ATM Cash is transported by the Cash Delivery Service solely to and from ATM Sites from the locations maintained or otherwise serviced by the Vault Bank and in accordance with the mutually agreed upon directions of Higher One and Bank. Higher One agrees to provide and arrange for Bank to have ready access to its ATM Cash wherever located. Higher One further agrees to cause the return of ATM Cash at any time upon the written notice of Bank. In addition to its obligations set forth elsewhere in this Agreement, Higher One assumes all risk of loss and agrees to reimburse Bank promptly for any theft, damage, destruction, incorrect dispensing or other loss of ATM Cash after Bank has provided the Vault Bank with funds sufficient to satisfy Higher One's ATM Cash needs.

3.  Section 2.2(f) of the Deposit Processing Services Agreement is hereby amended and restated in its entirety as follows:

(f)	ATM Sponsorship. Bank shall provide funds to the Vault Bank sufficient to satisfy Higher One's ATM Cash needs for designated Higher One-branded ATMs at no additional cost to Higher One.

4.  Section 2.11 of the Deposit Processing Services Agreement is hereby amended and restated in its entirety as follows:

2.11 Joint Oversight Policies. The Parties shall use best efforts and work together in good faith to reach an agreement on the terms of the Joint Oversight Policies on, or prior to, May 3, 2012, unless otherwise mutually agreed upon by the Parties; provided, that the Parties hereby further agree to finalize the terms of and execute: (a) the Joint Oversight Policies covering (i) balancing, settlement and call report requirements and (ii) information technology controls on, or prior to, June 15, 2012 and (b) any remaining Joint Oversight Policies not yet completed on, or prior to, May 3, 2012, including but not limited to (i) business continuity, (ii) escheatment and (iii) annual due diligence by Bank on, or prior to, July 27, 2012. Furthermore, the Parties shall draft, finalize and execute a transition agreement addressing each Party's responsibilities in conjunction with the future termination of this Agreement and the Depositor Program on, or prior to, July 27, 2012.

5.  This Amendment may not be amended, waived or modified in any manner without the prior written consent of each party hereto.

6.  Except as specifically amended and modified hereby, all of the terms and conditions of the Deposit Processing Services Agreement shall remain unchanged and in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws rules.

7.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

In witness whereof, the Parties have executed this Amendment as of the date first written above.

COLE TAYLOR BANK

By: /s/ Mark Hoppe
Its: CEO

HIGHER ONE, INC.

By: /s/ Mark Volchek
Its: CFO
First Amendment to Deposit Processing Services Agreement